NEWS RELEASE

FOR IMMEDIATE RELEASE

SYNALLOY ANNOUNCES THIRD QUARTER RESULTS

Spartanburg, South Carolina, October 22, 2004 . . . Synalloy Corporation (NASDAQ:SYNL), a producer of specialty chemicals, dyes and pigments, stainless steel pipe, vessels and process equipment, announces net income for the third quarter and first nine months of 2004 of $29,000 and $1,134,000, or $.00 and $.19 per share, respectively. This compares to net income of $4,000 and a net loss of $149,000, or $.00 and ($.02) per share earned in last year's third quarter and first nine months, respectively.

Chemicals Group

Sales in the Colors Segment declined 14% and increased 35% for the quarter and year-to-date, respectively, from the same periods last year. The Segment experienced operating losses of $181,000 and $531,000 compared to losses of $292,000 and $393,000 reported in 2003's third quarter and year-to-date, respectively. The decline in sales for the quarter came from the sale of the Segment's liquid dye business in the first quarter of 2004 coupled with efforts to downsize the Segment's dye operations. The increase in year-to-date sales reflects the impact of acquiring certain assets of Rite Industries, Inc. in the third quarter of 2003, partially offset by the sale of the liquid dye business and the downsizing of the dye operations. The Segment continued to experience the poor business conditions that existed in the second quarter of this year through the third quarter, negatively impacting sales volumes and margins. In the last half of the quarter, the Segment began to experience favorable impacts from the downsizing of operations and cost cutting implemented in the second and third quarters, and price increases implemented in June throughout our product lines. However, the improvements were not enough to make the Segment profitable for the quarter. The Segment continues to operate in a difficult business environment but we believe that, subject to an even further decline in industry conditions, the Segment is positioned to improve its results for the balance of 2004.

Sales in the Specialty Chemicals Segment were up 32% for the third quarter and 24% year-to-date, respectively, from the same periods last year. Operating income also increased 54% for the quarter and 84% year-to-date, respectively, compared to the same periods last year. The improvement in sales and margins came from a combination of improved business conditions that have existed throughout 2004, the addition of several new products at the Spartanburg location, and the favorable impact of higher manufacturing cost absorption resulting from the increased volume experienced at both plants. Management continues to be optimistic about a new line of fire retardant chemicals. Although we were hopeful that production would begin in the third quarter, we are confident that sales of these products will begin in the fourth quarter and grow into significant volumes in the first half of 2005. Applications for this new line of chemicals include mattresses, furniture and home appliances, which are subject to new fire retardant regulations that will become effective in 2005. In addition, our products offer a safer alternative to the use of brominated compounds used in products currently servicing these industries. Qualifications of these products are progressing with good success in each of the applications. Regulations in California will require mattress manufacturers to begin utilizing fire retardant products that conform to the new regulations in their production process beginning January 1, 2005. Assuming there will be no significant downturn in the general economy, management believes this Segment has a good chance to continue to operate profitably over the balance of 2004.

Metals Segment

Dollar sales for the Metals Segment increased 23% for the quarter and 35% year-to-date, respectively, from the same periods last year. The increase for the quarter resulted from 63% higher average selling prices partially offset by 22% lower unit volumes compared to last year's third quarter. The year-to-date increase over the first nine months of 2003 resulted from 34% higher average selling prices coupled with a 4% increase in unit volumes. Operating income increased 218% and 455% for the quarter and year-to-date, respectively, compared to the same periods last year. The Segment continues to benefit from selling price increases implemented to offset the continued increases in surcharges included in raw material costs. Because of the steadily increasing raw material and selling prices throughout the quarter and first nine months, the Segment continues to generate higher profits from selling lower cost inventories, which contributed to the significant profit improvement experienced for the quarter and year-to-date compared to the same periods last year. In addition, the Segment was able to supplement standard commodity pipe sales with an increase in higher margin special alloy sales, which also contributed to the higher margins experienced in the third quarter. A high level of uncertainty exists within the nickel market, the primary component of stainless steel surcharges. Most of the Segment's pipe is sold through distributors that spent the first quarter of 2004 increasing inventories in anticipation of higher pricing from increased surcharges. However, due to the uncertainty from changes in surcharges, distributors have been hesitant to restock inventories. In addition, there appeared to be a slow down in commodity pipe demand during the third quarter. Both of these factors led to the unit volume decline compared to the third quarter of 2003. While commodity pipe generated operating income, piping systems incurred a loss for the quarter and year-to-date. Piping systems' backlog declined 13% from the second quarter of 2004, but remains 116% higher than the 2003 year-end amount. Although we began to experience an increase in activity through the shop in the quarter, there was insufficient volume to allow piping systems to operate profitably. Subject to unexpected changes in customers' scheduling requirements, work through the shop should increase steadily over the fourth quarter, which will allow piping systems to begin to operate profitably. Subject to the nickel surcharge uncertainty, management continues to be optimistic about the current conditions that exist in the commodity pipe market. Surcharges are expected to continue to rise in the fourth quarter giving us the opportunity to continue to capitalize on favorable inventory costs. If piping systems can capitalize on its backlog as expected, management believes this Segment has a good chance to continue to operate profitably.

Other Matters

The increase in corporate expenses resulted principally from the recording of a $200,000 environmental charge to reflect the anticipated settlement with the Environmental Protection Agency of the Company's obligation as a Potentially Responsible Party in the clean up of a waste disposal site.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts may be forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The following factors could cause actual results to differ materially from historical results or those anticipated; adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time to time in Synalloy's Securities and Exchange Commission filings. The preliminary earnings shown herein are forward-looking statements and are subject to change for any adjustments resulting from the auditing process. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact: Greg Bowie at 864-596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS
	Three Months Ended		Nine Months Ended
	Oct 2, 2004	Sep 27, 2003	Oct 2, 2004	Sep 27, 2003

Net sales
Colors Segment	$7,321,000	$8,535,000	$23,521,000	$17,447,000
Specialty Chemicals Segment	7,615,000	5,778,000	22,810,000	18,330,000
Chemicals Group	14,936,000	14,313,000	46,331,000	35,777,000
Metals Segment	14,150,000	11,538,000	46,732,000	34,527,000
	$29,086,000	$25,851,000	$93,063,000	$70,304,000
Operating income (loss)
Colors Segment	(181,000)	(365,000)	(531,000)	(466,000)
Minority interest	-	73,000	-	73,000
Total Segment	(181,000)	(292,000)	(531,000)	(393,000)
Specialty Chemicals Segment	345,000	224,000	1,309,000	712,000
Chemicals Group	164,000	(68,000)	778,000	319,000
Metals Segment	702,000	221,000	2,975,000	536,000
	866,000	153,000	3,753,000	855,000
Unallocated expenses
Corporate	487,000	192,000	1,061,000	666,000
Interest and debt expense	335,000	225,000	947,000	707,000
Other (income) expense	-	(269,000)	-	(283,000)

Income (loss) before income taxes	44,000	5,000	1,745,000	(235,000)

Provision for (benefit from) income taxes	15,000	1,000	611,000	(86,000)

Net income (loss)	$29,000	$4,000	$1,134,000	$(149,000)

Net income (loss) per common share:
Basic	$.00	$.00	$.19	($.02)

Diluted	$.00	$.00	$.19	($.02)

Average shares outstanding
Basic	6,016,399	5,988,755	6,003,659	5,972,454

Diluted	6,176,874	6,021,351	6,130,324	5,972,454

Backlog-Piping Systems & Process Equipment			$14,500,000	$6,400,000

Balance Sheet			Oct 2, 2004	Jan 3, 2004
Assets
Cash and sundry current assets			$662,000	$521,000
Accounts receivable, net			15,740,000	15,545,000
Inventories			31,605,000	24,119,000
Total current assets			48,007,000	40,185,000
Property, plant and equipment, net			18,909,000	19,563,000
Other assets			5,004,000	5,177,000
Total assets			$71,920,000	$64,925,000

Liabilities and shareholders' equity
Accounts payable			$11,885,000	$8,449,000
Accrued expenses			3,458,000	3,030,000
Total current liabilities			15,343,000	11,479,000
Long-term debt, less current portion			20,209,000	18,761,000
Other long-term liabilities and minority interest			2,478,000	2,129,000
Shareholders' equity			33,890,000	32,556,000
Total liabilities & shareholders' equity			$71,920,000	$64,925,000